Exhibit 10.37

August 20, 2002

VIA HAND DELIVERY

Arthur Reidel

Pharsight, Inc.

Re:  New Terms of Employment

Dear Art:

As we discussed, this letter sets forth the terms and conditions of your new employment agreement (the “Agreement”) with PHARSIGHT CORPORATION (“Pharsight” or the “Company”).

1.             EMPLOYMENT POSITION AND RESPONSIBILITIES.  You will continue to be employed in the position of Chairman of the Board of Directors until March 31, 2003 (the “Separation Date”).  You will report to the Company’s Board of Directors (the “Board”), and you will continue to perform those job duties and responsibilities customarily associated with such position, as well as others as directed by the Board.  During your continued employment, the Company will provide you with the office space and administrative support required for the performance of your job duties, as determined by the Company.  You will continue to be subject to, and must comply with, the Company’s general employment policies, rules and regulations.  If it does not terminate earlier pursuant to Section 7, your employment relationship with the Company will terminate effective as of the Separation Date.

2.             WORK SCHEDULE.  Effective as of August 15, 2002 and until the Separation Date, your work schedule will change from full-time to half-time.  It is anticipated that you will be able to perform your duties within a time commitment averaging about fifty percent (50%) of that of a full-time professional employee, and you will be expected to maintain a regular work schedule of at least twenty (20) hours per week. Because your position is classified as exempt, you will not be eligible for overtime premiums.

3.             COMPENSATION, EMPLOYEE BENEFITS AND VACATION ACCRUAL RATE.  The following compensation and employee benefits terms are effective as of August 15, 2002:

(a)           Base Salary.  Your annual base salary will be one hundred ten thousand dollars ($110,000), subject to standard payroll deductions and withholdings and paid on the Company’s normal payroll schedule.

(b)           Bonus.  If your employment continues until the Separation Date, or if the Company terminates your employment other than for Cause (as defined herein) prior to the Separation Date, the Company will pay you a one-time bonus in the amount of seventy-five thousand six hundred twenty-five dollars ($75,625), subject to standard payroll deductions and withholdings (the “Bonus”).  The Bonus will be paid to you on the Separation Date or, notwithstanding anything to the contrary in Section 7 below, within thirty (30) days following your employment termination date if the Company terminates your employment other than for Cause prior to the Separation Date.  You will not earn and will not receive the Bonus if you resign or the Company terminates your employment for Cause prior to the Separation Date.  Because of your eligibility to receive the Bonus as provided herein, you are not eligible to earn or receive any other bonus or incentive compensation, including but not limited to any bonus pursuant to the Company’s Management Incentive Bonus Plan.

(c)           Employee Benefits.  You understand that by reducing your work schedule to half-time you will no longer be eligible to participate in any of the Company’s standard employee benefit plans. However, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at the Company’s expense as described below after August 31, 2002.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You will be provided a separate notice describing your rights and obligations under COBRA on or after the August 31, 2002.  If you timely elect to continue your health insurance coverage under the federal COBRA law following the above date, the Company will reimburse your out-of-pocket costs to continue your COBRA coverage for you at the same level of coverage in effect as of the above date until the Separation Date or the date that you become eligible for health insurance coverage through a new employer, whichever is shorter.  Notwithstanding anything to the contrary stated above, the Company’s obligation to reimburse your COBRA costs ceases immediately if you resign from your employment with the Company or if you are terminated for Cause prior to the Separation Date.

(d)           Vacation Accrual Rate.  As a half-time employee, your annual vacation accrual rate will be reduced to fifty percent (50%) of the rate for full-time employees with your length of service.

4.             CURRENT EQUITY AWARDS; NEW STOCK OPTION GRANT.  Your employment under a half-time schedule will be considered continuous service to the Company and your current equity award(s) with unvested shares will vest during your continued employment.  In addition, subject to approval by the Board, you will be provided a stock option grant to purchase ninety thousand (90,000) shares of Pharsight Common Stock under the Pharsight 2000 Equity Incentive Plan (the “Plan”), at a purchase price equal to the fair market value of the Common Stock on the date of grant, as determined by the Board (the “New Option”).  The New Option, if granted, will be subject to the terms and conditions of the Plan and a grant agreement, which will include a nine-month vesting schedule under which, during your Continuous Service to the Company (as defined in the Plan), the New Option will vest in monthly installments with eleven thousand two hundred fifty (11,250) shares vesting effective August 31, 2002 (the “Vesting Commencement Date”) and eleven thousand two hundred fifty (11,250) shares vesting on each monthly anniversary of the Vesting Commencement Date.  If the Company terminates your employment other than for Cause prior to the Separation Date vesting for your current equity awards and the New Option will be accelerated to the level of vesting you would have reached on the Separation Date.

5.             CONTINUING BOARD MEMBERSHIP.  Your role as a member of the Board is not affected by this Agreement or your change to half-time employment status.

6.             PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT.  You acknowledge that during your employment with the Company you had and continue to have access to, and have obtained and will obtain, proprietary information and trade secrets of the Company.  Concurrent with the execution of this Agreement, and as a condition of your continued employment, you agree to execute the form of Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

7.             AT-WILL EMPLOYMENT STATUS.  Nothing in this Agreement alters the at-will nature of your employment relationship with the Company, and either you or the Company may terminate your employment relationship at any time (including prior to the Separation Date), with or without Cause or advance notice.  However, if the Company terminates your employment other than for Cause prior to the Separation Date, and if you first sign, make effective, and return to Pharsight a general release of all known and unknown claims in a form acceptable to Pharsight, you will receive the following as your sole severance benefits (the “Severance Benefits”):  (a) severance pay equal to the amount of additional base salary you would have received if your employment had continued from your employment termination date until the Separation Date, subject to required payroll deductions and withholdings and paid in a single lump sum within thirty (30) days after your employment termination date; and (b) your equity awards with unvested shares as of your employment termination date, including but not limited to the New Option, will be subject to accelerated vesting equal to the number of additional shares that would have vested if your employment had continued from your employment termination date until the Separation Date.  If do not sign the above general release, you will not receive the Severance Benefits, but you will receive the Bonus. If you resign from your employment or the Company terminates your employment for Cause prior to the Separation Date, you will not be eligible for and will not receive the Severance Benefits or the Bonus.  Because of your eligibility to receive the Severance Benefits as provided herein, you are not eligible to earn or receive any other severance compensation or benefits.

8.             DEFINITION OF CAUSE FOR TERMINATION.  For the purposes of this Agreement, Cause for termination of your employment by the Company shall mean:  (a) your conviction (including a guilty or no contest plea) of any felony or any other crime involving dishonesty; (b) your participation in any fraud against the Company; (c) your breach of any obligation under this Agreement; (d) your damage to any Company property; or (e) conduct by you which in the good faith and reasonable determination of the Company’s Board of Directors demonstrates gross unfitness to serve.

9.             DISPUTE RESOLUTION.  To ensure rapid and economical resolution of any and all disputes that may arise in connection with this Agreement or your employment relationship, you and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to your employment or this Agreement, its enforcement, performance, breach, or interpretation, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted by a single arbitrator at Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable employment rules of JAMS.  The parties acknowledge that by agreeing to this arbitration procedure, they hereby waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The Company will pay all JAMS’ arbitration fees in excess of those that which would be required if the dispute were decided in a court of law.  Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration.  Notwithstanding the foregoing, you and the Company each have the right to resolve any issue or dispute involving Company trade secrets, proprietary information or intellectual property rights by court action instead of arbitration.

10.          MISCELLANEOUS.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to your employment relationship.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations related to its subject matters.  The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach.  For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

If this Agreement is acceptable to you, please sign below and return the original to me.

Pharsight appreciates your continued dedication and commitment.

Sincerely,

PHARSIGHT CORPORATION

By:	/s/ Ferrell Sanders
Ferrell Sanders
Chairman of the Compensation Committee, Board of Directors

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT.

/s/ Arthur Reidel
ARTHUR REIDEL

Date:  August 20, 2002

Exhibit A — Proprietary Information and Inventions Agreement

Exhibit A

PHARSIGHT CORPORATION

Proprietary Information and Inventions Agreement

In consideration of, and as a condition of, my employment with Pharsight Corporation, a Delaware corporation (the “Company”), I hereby represent to and agree with the Company as follows:

1.             Purpose of Agreement; Effective Date.  I understand that the Company is engaged in a continuous program of research, development, production, and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below) and its rights in Inventions (as defined below) and all related intellectual property rights.  Accordingly, whether or not I am expected to create inventions of value for the Company, I am entering into this Proprietary Information and Inventions Agreement (this “Agreement”) as a condition of my employment with the Company.  This Agreement shall be effective as of the first day of my employment with the Company.

2.             Definition of Proprietary Information.  Proprietary Information is any information of a confidential nature (i.e., not generally known or publicly available) that may be disclosed to me that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer, or supplier of the Company or to the business of any other party with whom the Company agrees to hold the information disclosed by such party in confidence.   Proprietary Information includes but is not limited to Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, and product sales and pricing information.

3.             Confidentiality.  I understand that my employment by the Company creates a relationship of confidence and trust with respect to Proprietary Information.  At all times, both during my employment with the Company and after the termination of such employment, I will keep and hold all Proprietary Information in confidence and trust, and I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company.  Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company, and I will not take with me any documents or materials or copies thereof containing any Proprietary Information.

4.             Work for Hire.  I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works.

5.             Additional Activities.  I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company.  I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

6.       Definition of Invention.  The term Invention includes all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, algorithms, computer software programs, databases, mask works, and trade secrets that either (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or to its current or anticipated research or development.

7.             Disclosure and Assignment of Inventions.   I will promptly disclose in confidence to the Company all Inventions that I make or conceive or create or first reduce to practice, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment and whether or not such Inventions are patentable, copyrightable, or protectable as trade secrets.  I agree that all Inventions that (a) are developed using equipment, supplies, facilities or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or to its current or anticipated research or development will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.

8.             Assignment of Other Rights.  In addition to the foregoing assignment of Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (a) all worldwide patents, patent applications, copyrights, mask works, trade secrets, and any other intellectual property rights in any and all Inventions, and (b) any and all Other Rights (as defined below) that I may have in or with respect to any Invention.  I also hereby forever waive and agree never to assert any Other Rights I may have in or with respect to any Invention, even after termination of my employment with the Company.  “Other Rights” means any right to claim author’s rights with respect to an Invention, to object to or prevent the modification of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether such right is denominated or generally referred to as a “moral right” or otherwise.

9.             Labor Code Notice.  I have been notified and understand that the provisions of paragraphs 6 and 7 of this Agreement do not apply to any Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:

ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN OR OFFER TO ASSIGN ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER.  TO THE EXTENT A

PROVISION IN AN EMPLOYEE AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870 (A), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

10.           Assistance.  I agree to assist the Company in every proper way to obtain for the Company and to enforce patents, copyrights, mask work rights, trade secret rights, and other legal protections for the Company’s Inventions in any and all countries.  I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secret rights and other legal protections.  My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time and expenses actually spent by me at the Company’s request on such assistance.

11.           No Breach of Prior Agreement.  I represent that my performance of all the terms of this Agreement and my duties as an employee of the Company will not breach any invention assignment, proprietary information, or similar agreement with any former employer or other party. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person, or unless the items have been legally transferred to the Company or are generally available to the public.  I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided, developed or owned by the Company.

12.         Prior Inventions.  If, in the course of my employment with the Company, I incorporate a prior invention made by me into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such prior invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, prior inventions in any Company Inventions without the Company’s prior written consent.

13.           Notification. I hereby authorize the Company to notify my future employers of the terms of this Agreement and my responsibilities hereunder.

14.           Injunctive Relief.  I understand that in the event of a breach or threatened breach of this Agreement by me, the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

15.           Governing Law; Severability.  This Agreement will be governed and interpreted in accordance with the laws of the State of California, without regard to application of choice of law rules or principles.  In the event that any provision of this Agreement is found by a court, arbitrator, or other tribunal to be illegal, invalid, or unenforceable, then such provision shall not be voided but shall be enforced to the maximum extent permissible under applicable law, and the remainder of this Agreement shall remain in full force and effect.

16.           No Duty to Employ.  I understand that this Agreement does not constitute a contract of employment or obligate the Company to employ me for any stated period of time.

17.           FDA Debarrment.  I represent that I have never been debarred under Section 306(a) or (b) of the Federal Food Drug or Cosmetic Act and that I will immediately notify the Company in the event that any debarrment proceedings are commenced against me.

PHARSIGHT CORPORATION		Arthur Reidel

By	/s/ Stacy Murphy	/s/ Arthur Reidel

Stacy Murphy		Date: August 20, 2002

Vice President, Human Resources